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                                                                    EXHIBIT 99.1
DATE:  May 21, 2002

FROM:                                           FOR:
Padilla Speer Beardsley Inc.                    DURA Automotive Systems, Inc.
1101 West River Parkway                         2791 Research Drive
Minneapolis, Minnesota 55415                    Rochester Hills, Michigan 48309

John Mackay (612) 455-1741                      David Bovee (248) 299-7500


FOR IMMEDIATE RELEASE


DURA AUTOMOTIVE NAMES DELOITTE & TOUCHE AS INDEPENDENT AUDITOR

         ROCHESTER HILLS, Mich., May 21 -- DURA Automotive Systems, Inc. (Nasdaq: DRRA) announced today that its Board of Directors, upon recommendation of its Audit Committee, appointed Deloitte & Touche LLP as DURA's independent auditors for 2002 to replace Arthur Andersen LLP ("Arthur Andersen"). Arthur Andersen has provided high quality auditing services to DURA since its inception in 1990 and DURA has valued its relationship with the firm.

         DURA Automotive Systems, Inc., is the world's largest independent designer and manufacturer of driver control systems and a leading global supplier of seating control systems, engineered assemblies, structural door modules and integrated glass systems for the global automotive industry. The company is also a leading supplier of similar products to the North American recreational vehicle and mass transit market. DURA sells its automotive products to every North American, Japanese and European original equipment manufacturer
(OEM) and many leading Tier 1 automotive suppliers. DURA's operating headquarters is in Rochester Hills, Mich., and its corporate offices are in Minneapolis, Minn. Information about DURA and its products are available on the Internet at www.duraauto.com.